UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 21, 2015

MEDBOX, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54928	45-3992444
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

600 Wilshire Blvd. Ste. 1500

Los Angeles, CA 90017

(Address of principal executive offices) (zip code)

(800)-762-1452

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 21, 2015, Medbox, Inc. (the “Company”), P. Vincent Mehdizadeh (“VM”), PVM International, Inc., (“PVM”), and Vincent Chase, Incorporated, (“VC”) (VM, PVM and VC, collectively, the “VM Group”) and each member of the board of directors (the “Board”) of the Company, namely, Ned Siegel, Mitch Lowe and Jennifer Love, entered into a certain Second Amendment to Voting Agreement, dated August 21, 2015 (the “Second Amendment”) amending in certain respects that certain Voting Agreement dated January 21, 2015 among such parties as previously amended by that certain First Amendment to Voting Agreement (the “First Amendment”) dated August 11, 2015 (collectively, the “Voting Agreement”).

Pursuant to the First Amendment, the VM Group previously agreed (i) to extend the Expiration Date of the Voting Agreement from January 20, 2016 to July 20, 2016, provided the Company made certain pre-payments on the remaining $478,877 balance due under that certain Promissory Note dated June 30, 2015 in the original amount of $628,877.21 by the Company in favor of PVM (the “Note”), and (ii) to forebear from exercising its rights to appoint a director to the board of directors of the Company (under Section 4 of that certain Settlement Agreement dated January 21, 2015 among the Company and the VM Group), until the Expiration Date of the Voting Agreement as extended by the First Amendment.

Pursuant to the Second Amendment, the VM Group agreed:

(a) to further extend the Expiration Date of the Voting Agreement to July 20, 2018, provided the Company makes certain accelerated pre-payments on the remaining $328,877 balance due under the Note consisting of: (i) three equal payments of principal in the amount of $82,220, together with accrued and unpaid interest, payable on each of August 24, 2015, August 31, 2015 and September 8, 2015, and (ii) one final payment on September 14, 2015 equal to the remaining principal and accrued and unpaid interest due under the Note;

(b) to forebear from exercising its right to appoint a director to the board of directors of the Company (under Section 4 of that certain Settlement Agreement dated January 21, 2015 among the Company and the VM Group), until the Expiration Date of the Voting Agreement as extended by the Second Amendment; and

(c) to execute, and the VM Group has executed, a certain Consent of Stockholders of Medbox, Inc. (the “Consent”) approving amendments of the Articles of Incorporation (the “Articles”) of the Company:

(i) to eliminate the provisions of Section IV thereof giving the holders of the Series A Convertible Preferred Stock of the Company (the “Preferred”) disproportionately greater voting rights and instead providing for the Preferred to have one vote per common share on an as converted basis voting as a single class with the common shares upon any matter submitted to the stockholders for a vote, and

(ii) to eliminate the provisions of Section V thereof providing the holders of a majority of the outstanding shares of Preferred the right to approve corporate actions except for the following: (1) action which would adversely alter or change the rights, preferences, privileges or restrictions of the Preferred or increase the authorized number thereof, (2) make any changes to the terms of the Preferred; (3) create any new class of shares having preferences over or being on a parity with the Preferred as to dividends or assets, unless the purpose of creation of such class is, and the proceeds to be derived from the sale and issuance thereof are to be used for, the retirement of all Preferred then outstanding; or, (4) make any payment of dividends or other distributions or any redemption or repurchase of options or warrants to purchase stock of the Company, except for repurchases of options or stock issued under an equity incentive plan approved by the Board.

The Consent was obtained without a stockholder meeting in accordance with Section 78.320 of the Nevada Revised Statutes. The Company intends to file with the Securities and Exchange Commission a Schedule 14C Information Statement regarding the amendments to the Articles approved by the Consent. Those amendments will not become effective until at least 20 days following the date on which a definitive Schedule 14C Information Statement is mailed to our stockholders. Approximately 57.13 percent of the voting securities of the Company entitled to vote (or 88,099,395 of the 154,209,508 possible votes) voted to approve the Consent.

The foregoing description of the Second Amendment and the Consent does not purport to be complete and is qualified in its entirety by reference to the full text of the documents, which are filed as exhibits to this Current Report on Form 8-K and incorporated herein by reference.

The Company issued a press release announcing entry into the Second Amendment and the change of control described below under Item 5.01 hereof. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders.

The information provided under Item 1.01 of this report is incorporated by reference into this Item 3.03.

Item 5.01 Change in Control of Registrant.

Effective August 24, 2015, VC cancelled without consideration all of its two million (2,000,000) shares of the Company’s Preferred and three million (3,000,000) of its shares of the Company’s common stock. As a result of this action, neither VM nor the VM Group holds a majority of the voting power of the Company which to the Company’s knowledge is no longer held by a single person or entity or group thereof.

Item 5.07 Submission of Matters to a Vote of Security Holders

The information provided under Item 1.01 of this report is incorporated by reference into this Item 5.07.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Second Amendment to Voting Agreement, dated August 21, 2015 among the Company, the VM Group and each member of the board of directors of the Company.

10.2	Consent of Stockholders of Medbox, Inc. dated August 21, 2015.

99.1	Press Release dated August 26, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDBOX, INC.

Dated: August 26, 2015	By:	/s/ Jeffrey Goh
	Name:	Jeffrey Goh
	Title:	President and Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Second Amendment to Voting Agreement, dated August 21, 2015 among the Company, the VM Group and each member of the board of directors of the Company.

10.2	Consent of Stockholders of Medbox, Inc. dated August 21, 2015.

99.1	Press Release dated August 26, 2015.